Exhibit 12.01


                 Commercial Credit Company and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges
                 (In millions of dollars, except for ratio)



                                                    Six months ended June 30,
                                                   --------------------------
                                                     1995             1994
                                                     ----             ----

Income before income taxes and minority interest   $157.5           $179.0
Elimination of undistributed equity earnings         (0.6)            (0.5)
Pre-tax minority interest                             -              (10.3)
Interest                                            230.1            190.3
Portion of rentals deemed to be interest              4.7              5.5
                                                    -----            -----
  Earnings available for fixed charges             $391.7           $364.0
                                                    =====            =====

Fixed charges
-------------
Interest                                           $230.1          $ 190.3
Portion of rentals deemed to be interest              4.7              5.5
                                                    -----            -----
  Fixed charges                                    $234.8           $195.8
                                                    =====            =====

Ratio of earnings to fixed charges                    1.67x            1.86x
                                                      ====             ====